EX-99.23.d.iv


                                    EXHIBIT C

                    CCMI Tax-Exempt North Carolina Bond Fund

     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .60 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .60 of 1% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser monthly.

     Witness the due execution hereof December 8, 2003.



                                  COMMERCE CAPITAL MANAGEMENT, INC.


                                  By:  /s/ Robert P. Langell
                                       -----------------------------------
                                       Robert P. Langell, Chairman and CEO


                                   CCMI FUNDS



                                   By:  /s/ Carol J. Highsmith
                                        ---------------------------------------
                                        Carol J. Highsmith, Assistant Secretary